UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(amendment no. 3 )

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act Of 1934

Conforce International, Inc.
 (Name of Registrant as specified in its charter)

Delaware	68-6077093
(State or other jurisdiction of	(I.R.S. Employer
incorporation or jurisdiction)	Identification Number)

51A Caldari Road
2nd Floor
Concord, Ontario L4K 4G3
Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (416) 234-0266

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.0001	Over-the-Counter/Pink Sheets

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” accelerated filer,” and “smaller reporting company” in Rule 12-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

Conforce International, Inc. is filing this General Form for the Registration of Securities on Form 10 to register its common stock, par value $0.0001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

On April 9, 2009, Conforce International, Inc.’s registration statement was automatically declared effective and Conforce International, Inc. is now subject to the requirements of Regulation 13A under the Exchange Act, which will require the Company to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and it will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to “Conforce International, Inc.,” “Conforce,” “CFRI,” the “Company,” “we,” “our” or “us” means Conforce International, Inc.  Our principal place of business is located at 51A Caldari Road, 2nd Floor, Concord, Ontario L4K 4G3 Canada. Our telephone number is (416) 234-0266.

ITEM 1.  BUSINESS.

BUSINESS DEVELOPMENT

Conforce International, Inc. is a Delaware corporation headquartered in Concord, Ontario, Canada. Management of Conforce has been in the shipping container business repairing, selling or storing containers for over 25 years.  The Company operates a Container Terminal through Conforce 1 Container Terminals, Inc. (“Conforce 1”). Conforce 1 provides complete handling and storage of marine shipping containers to its client base of International shipping lines.  The container depot has a capacity of over 5,000 containers.  Its fully integrated software system allows shipping line customers on-line access 24/7 to create bookings, view container inventory and status, and to print standard and customizable reports. Full service features include empty and loaded container lift on-off services, short and long term storage for empty and loaded containers, on-site container-reefer vendors for container repair services, 460V plugs for continued container temperature control while stationed at the terminal, on-site fuelling and steam cleaning, and container modifications to client specifications.

In addition to the business of the container terminal as described above, the Company has been engaged in the research and development of a polymer based composite shipping container flooring product, EKO-FLOR.

EKO-FLOR xcs, the first version of the product, was officially introduced to the container industry on December 5, 2006 at the 31st annual Intermodal Conference in Hamburg, Germany, the world’s leading shipping container event. Based on the reception to the composite, the Company continued to refine its product and as a result, it was able to introduce a lighter, less expensive version, EKO-FLOR cs-2, in December 2007 at the Intermodal Show in Amsterdam, Netherlands. Based on industry feedback related to the surface coating, the Company continued to develop the product until it was able to officially launch EKO-FLOR cs-4 in December 2008. Conforce introduced its latest light-weight version to customers during a series of meetings held in Hamburg, Germany, the location of the 2008 Intermodal Conference. The meetings, which were held in a designated boardroom at the Hamburg Renaissance, were scheduled with shipping lines and lessors who ranked in the top ten, in terms of volume purchases of new build containers in their respective business segments. In addition, the companies were solicited based on their on-going interest in the product and their willingness during 2007 and 2008 to provide feedback to Conforce so that the Company could make improvements to the product in the areas of weight and surface coatings. During, and following the meetings, orders were placed for ocean-going trials of EKO-FLOR cs-4. (The difference in the product versions described above has been more fully explained in the Principal Products section of this document).

As a result, EKO-FLOR cs-4 will be evaluated through ocean-going tests conducted by shipping lines and container lessors.  The Company expects that approximately six hundred (600) EKO-FLOR cs-4 equipped containers will be in circulation on or about June - August 2009 for final testing.

The Company has also developed EKO-FLOR ms-1, a composite panel designed specifically for use as shelving in United States Military special application marine containers. Consistent with a Letter of Intent received by Conforce in May 2008 from its military sub-contractor, Sea Box Inc., the first order from Sea Box for ms-1was received in December of 2008. The order consisted of racking for special application containers and will generate revenues in excess of 1 million USD over 12 months until January 2010. Shipments of ms-1 commenced in January 2009.

It is important to note all revenues reported by Conforce to-date have been generated by the container terminal operations, which was formed in November 2003 with first revenues being recorded in April 2004. Research and development of EKO-FLOR has been primarily funded by cash provided by the terminal operations. The results from operations of the terminal are as follows:
For the 12 month period April 1, 2006 to March 31, 2007, the Company had revenues of $1,567,187 with a net loss of ($252,143).
For the 12 month period April 1, 2007 to March 31, 2008, the Company had revenues of $2,364,945 with a net loss of ($209,437).
For the 9 month period April 1, 2008 to December 31, 2008, the Company had revenues of $ 1,575,118 with a net loss of ($124,304).

CORPORATE DEVELOPMENT

Toronto Reefer Container Services (“TRC”) was formed in 1975 by Mr. Tony Kulas, father of Marino Kulas.  It was a Kulas private family business specializing in the service and repair of oceangoing containers.  The business was subsequently purchased in 1998 by Mr. Slavko Kulas, the cousin of Mr. Marino Kulas.  Mr. Marino Kulas has been previously employed by TRC. Since the formation of Conforce, TRC has remained an independent entity, an outside vendor, with no financial relationship with Conforce.  TRC is in the business of providing repair services for shipping lines through the use of mobile repair units that are called upon by various terminals to perform on-site container repairs.  TRC is hired by the shipping lines and is paid directly by same.  Terminal operators, including Conforce, allow TRC to work on their premises as a service to their shipping line customers.  As such, Conforce is not paid by TRC and TRC is not paid by Conforce, nor is there any formal written agreement between the parties.

On February 9, 2001, First National Preferred Card Service Inc. (FNPCS) was registered as an Ontario corporation and was originally established to facilitate payment systems for cruise ships operated by certain shipping lines and in particular, Carnival Cruise Lines.

In November of 2003, Conforce 1 Container Terminals Inc. was registered as an Ontario corporation and was formed for the purposes of establishing a container storage and handling terminal. First revenues for the terminal were recorded in April 2004.

On May 18, 2004 “Now Marketing Corp.” was duly formed through the filing of its Certificate of Incorporation with the Delaware Secretary of State by Chairman and Director, Marino Kulas. As was the case with FNPCS, Now Marketing Corp was also originally established for the venture involving payment systems for cruise ships.

On May 18, 2005, Now Marketing Corp. was renamed to Conforce International, Inc. At the time of the renaming, Now Marketing Corp. had no business operations.

On May 20, 2005, First National Preferred Card Service Inc. was renamed to Conforce Container Corporation. At the time of the renaming, FNPCS had no business operations.

On May 24, 2005, Conforce International, Inc. and Conforce Container Corporation (“CCC”), an Ontario corporation, completed an Acquisition Agreement and Plan of Merger. The purpose of the merger was for international tax planning and expansion. At that time, the Company acquired 50.1% of Conforce 1 Container Terminals Inc., which was wholly owned by Marino Kulas.

As of May 24, 2005 and upon execution of the Acquisition Agreement and Plan of Merger in connection with Conforce 1 and CCC, Marino Kulas, President and Chief Executive Officer was the founder and sole owner of Now Marketing Corp. and was the founder and majority shareholder of CCC, which is the company responsible for the development of EKO-FLOR. Mr. Kulas was also the founder and sole owner of Conforce 1 Container Terminals, Inc., which is the company responsible for the Company’s container terminal operations.

As of the date of this filing, the common stock of Conforce is listed on the Pink Sheets Electronic OTC Market under the trading symbol “CFRI.”

PRINCIPAL PRODUCTS

Conforce is comprised of two separate and distinct operating divisions:

1.        Conforce 1 Container Terminals, Inc. (“Conforce 1”) is a full-service container terminal providing storageand handling for ocean-going containers.

Conforce 1 provides complete handling and storage of Marine shipping containers to its client base of International shipping lines.  The container depot has a capacity of over 5,000 containers.  Its fully integrated software system allows customers on-line access 24/7 to create bookings, view container inventory and status and to print a number of standard and customizable reports.

The full service features offered include, empty and loaded container lift on-off services, container repairs through TRC, short and long term storage for empty and loaded containers, EDI capability, on-site container-reefer vendors for  container repair services, 460V plugs for continued container temperature control while stationed at the terminal, on-site fueling and steam cleaning services and container modifications to client specifications.

2.          Conforce Container Corporation is dedicated to the production, development and commercialization of the new ISO1496 certified container flooring system, EKO-FLOR.

EKO-FLOR is a composite flooring system designed to replace plywood flooring in shipping containers.

EKO-FLOR xcs was the first version of the product developed. It was similar in weight to apitong plywood at 304 kgs per 20 foot container.

EKO-FLOR cs-2 was designed for use in general cargo applications. The product weighed 270kg per 20 ft. container.

EKO-FLOR cs-4 was designed throughout 2008 as a result of evaluations and suggestions by container industry participants. The product contains a new anti-slip top coat surface jointly developed by Conforce and Bayer MaterialScience AG. The product meets specified requirements in terms of the weight and forces exerted on the product before failure occurs (“load bearing” or “load bearing properties”). The product was tested by the American Bureau of Shipping using standardized testing procedures for shipping containers. The primary test involved exerting pressure on the floor by rolling a test cart with a weight of 7,260kgs on two 7” wide solid rubber tires. The second major test involved lifting the container 6 - 12” off the ground while carrying 60,960kgs of cargo (two times its maximum capacity of 30,480kgs per twenty foot container).  EKO-FLOR cs-4 will replace xcs and cs-2 and is the version of the product that will be tested by customers in ocean-going trials.

EKO-FLOR ms-1 has been developed as a load bearing shelving system for use in special application United States military containers.

Please refer to the Growth Strategies section on page 8 for discussion of anticipated revenues.

PRINCIPAL COMPETITIVE STRENGTHS

Container Terminal Division

Although the terminal offers full service features as described in Item 1 above, such features are offered by most terminals and are not considered a unique competitive strength. The Company was able to enter the terminal business based on its existing relationships with shipping lines through management’s business dealings while formerly employed by TRC. Therefore, its main competitive strength remains relationship driven as well as its focus on customer service.

EKO-FLOR Division

As a polymer based product, EKO-FLOR is resistant to stains and odors. For example, an oil spill caused by a forklift during loading prior to ocean-going travel will in all likelihood be absorbed in wood flooring during the 20 – 25 days the container sits idly on the vessel. EKO-FLOR is a non-absorbent product. The resulting oil stain that may occur in the wood equipped container will render the container not suitable for food-grade transport. This minimizes the units versatility and causes additional handling and inspection charges for shipping lines. Conversely, the shipping lines may chose to repair the floor by either sanding or replacing the damaged wood floor section

EKO-FLOR weighs 249kg per 20 foot container while the plywood currently found in the majority of containers weighs 304kg per 20 foot container. The 18% reduction in weight will provide a savings in the cost of bunker fuel for the shipping lines during ocean-going travel.

EKO-FLOR helps to reduce the depletion of tropical hardwood trees.

The Company has, since 2006, created brand awareness amongst industry participants and now considers it EKO-FLOR brand to be largely recognized as a viable flooring alternative.

PRINCIPAL CHALLENGES

Container Terminal Division

The principal challenges related to the terminal business are customer retention in a competitive environment and decreasing container traffic as a result of the global economic downturn which has adversely affected storage and transportation services required by international shipping lines. The Company is currently estimating that revenues in the terminal operations division will decrease by approximately 30% in 2009.

EKO-FLOR Division

One of the principal challenges faced by EKO-FLOR is that the buyers must pay an upfront premium. This hurdle was significant when the product was first introduced to the industry in 2006; however, the product price has since decreased while awareness of the competitive strengths of the product has increased.  As a result, product for ocean-going trials has been ordered.

Another challenge the Company will face will be the establishment of a manufacturing facility in China. To do so, the Company will need to rely on strategic partnerships with entities having expertise as it relates to business and production practices in China.

It is also important to note that although damage to EKO-FLOR panels is unlikely, certain repairs may be required, as would be the case with wood floors, if the following events were to occur: the container experiences major cargo shifting causing extreme localized contact with the floor; mishandling of the container by crane operators may cause the frame to bend potentially resulting in lifted or cracked panels; and if the container is placed on the ground and lands on a protruding object this may cause either cracked or loosened panels.

GROWTH STRATEGIES

While Conforce has a well established core business with regard to its container storage terminal, it does not contemplate much, if any, growth in terminal revenues.  However, the Company’s EKO-FLOR container flooring system, which is in the development stage, continues to exhibit significant growth potential, e.g. oceangoing trials planned by international shipping lines.  The Company’s success depends to a significant extent on the performance of a number of senior management personnel and other key employees, including production and research and development personnel.  The success of Conforce continues to depend to a significant extent on its ability to identify, attract, hire, train and retain qualified professional, technical, production and managerial personnel.

In May of 2008 Conforce received a Letter of Intent (LOI) from a U.S. based Military contractor, Sea Box, Inc., for the purchase of the Company’s newly developed composite product, EKO-FLOR ms-1, designed exclusively for use as load bearing shelving in special application United States Military shipping containers.  The LOI contemplates a renewable multi-year contract whereby Conforce will provide product for a minimum of 10,000 special application containers. In December 2008, the company received its first order in connection with the LOI for EKO-FLOR ms-1 from its US military contractor, Sea Box, Inc. to provide the product for over 5,000 special application military containers.

The Company has received trial orders for its EKO-FLOR cs-4 composite container flooring system from various shipping lines and leasing companies. Currently, shipping lines will purchase approximately 60 – 65% of their fleets annually while the balance will be leased. Therefore, leasing companies represent on average approximately 40% of the annual purchases of new build containers. The trials will consist of placing EKO-FLOR equipped containers loaded with various types of cargo, to be determined at the discretion of the shipping lines, and to have such loaded containers placed on ocean-going vessels to be transported on routes also to be determined at the sole discretion of the shipping lines. The success of the trials is adjudged not only by the securing of purchase orders but also by what is gained or learned from the feedback provided by the shipping lines.  The evaluation criteria applied by the shipping lines is subjective and unknown by Conforce.  Accordingly, test participants may elect to not purchase EKO-FLOR for a variety of subjective reasons, which may or may not be unrelated to the product’s performance.  The trial orders are not firm commitments to purchase on-going product and do not guarantee generating revenue beyond the revenue generated by the trial orders themselves.

 The Company intends to enter the North American highway trailer market with a similar flooring product. The North American trailer product, EKO-FLOR xts, is in the development stage and the Company expects to be able to produce a die specific for the trailer product by August 2009 and expects to begin xts trailer road trials in North America by October 2009. Prior to funding the cost of full development and dies, the Company expects to modify cs-4 container panels for road tests to be conducted on or about July 2009. By using its company owned production facility in Canada the initial estimated cost of entry into the North American highway trailer market using sub-contracted production facilities is approximately $300,000. The Company intends to use net proceeds from the sale of EKO-FLOR ms-1 for the development of the product.

The Company intends to develop flooring for the Cruise Line industry and has had preliminary discussions with Carnival Cruise Lines. The Company expects to produce a prototype panel for use as a replacement to teak wood currently used on cruise ships. The Company does not expect to provide product if at all, to Carnival until March of 2011. Total cost of entry into the decking market for cruise lines is unknown at this time, however, the Company intends to use net proceeds from the sale of EKO-FLOR cs-4 and ms-1 for the development of the product.

The Company plans to develop and commercialize a residential flooring application that will further contribute to the development of the EKO-FLOR brand and will enable the Company to capitalize on the significant “do-it-yourself” home and cottage renovation market. The product will be designed for use on docks as a replacement for wooden docks suffering deterioration due to continued exposure to water, sunlight and general weather elements. EKO-FLOR decking would have similar properties as those found in EKO-FLOR cs-4 and ms-1 but would not require the same load bearing strength characteristics. The Company has not developed a sales channel for this product as of yet, however, the Company’s V.P of Product Development is also the technical chairperson for the National Composites Council of Canada. The Company intends to rely on his expertise and contact base as it relates to the development and commercialization of the outdoor decking product. Prototypes of the product are scheduled for the second quarter of 2010. Total cost of entry is estimated to be approximately 200,000. Net proceeds from the sale of EKO-FLOR cs-4 and ms-1 will be applied to the development of the product.

DISTRIBUTION METHODS

The Company intends to sell its products directly to International shipping lines for use in newly manufactured containers through, either its internal sales staff, broker/selling agents (of which it has 2 in Europe), and military contractors (of which it has one in the USA, Sea Box). As of January 2009, the Company began shipments of EKO-FLOR ms-1 to its aforementioned military sub-contractor.

INDUSTRY OVERVIEW

According to Containerization International Magazine, there were 24.78 million shipping containers in circulation worldwide in 2007 with 3.9 million new containers manufactured that year.

Containers are currently equipped with floors made from tropical hardwoods, the most common being Apitong. According to a Greenpeace report entitled “Sharing the Blame”, the supply of tropical hardwoods in Indonesia is rapidly depleting and is expected to reach critical supply levels by 2010. As a result, wood manufacturers are harvesting immature trees and/or combining Apitong with less effective wood products. The result is failing container floors. As such, the container industry is aggressively seeking a viable alternative to hardwood – source: World Cargo News article entitled “Floors: the Container’s Achilles Heel”, – January 2007 edition.

Regarding the current state of the shipping container industry as a result of the recent global economic downturn, it is important to note that new build volume in 2008 was down slightly at 3.85 million 20 foot equivalent containers due to a slowdown in the fourth quarter. Volume for the production of new containers is projected to be down significantly in 2009 however, projections from shipping lines for 2009, new build production volume are at this time uncertain. It is expected that shipping lines will be forced to reduce current container inventory levels and draw from existing containers in their fleets until demand begins to stabilize

Shipping rates are also expected to decrease, which could put additional pressure on shipping lines as revenues and earnings decrease. According to Drewry Supply Chain Advisors division director Philip Damas, “Demand is no longer sufficient to absorb new vessel capacity. As a result of anemic growth and over-capacity, container freight rates have fallen on several key routes, with the notable exception of the transpacific, where carriers have withdrawn substantial capacity. Shippers should expect container rates to decline by about 15 percent during the current down-cycle, although any reductions will also depend on the level of fuel surcharges.”

According to a report published on December 8, 2008 by Deutsche Bank Research, the long-term prospects for container shipping are favourable. The report states that “Despite the current economic slowdown, container shipping is expected to continue to be a growth sector (+7 to 8% p.a. until 2015).” The report states that while it expects significant problems for shipping companies in the short-term as a result of over-capacities and declining freight and charter rates, the medium and long-term prospects remain intact. The report concludes although “the crisis is severe, there is no reason [for the industry] to panic.”

All referenced sources are available to the public for a nominal fee.

PRODUCT DEVELOPMENT

The Company has developed a composite container flooring product as an alternative to the wood flooring currently used in the majority of containers in circulation. The Company has received trial orders of the EKO-FLOR cs-4 totaling approximately 600 - 20ft equivalent containers. The Company expects that ocean-going trials will be completed during calendar third quarter 2009.

The Company has developed EKO-FLOR ms-1, a composite shelving system designed for use in special application military containers. The Company recently received an order from its US military contractor to equip over 5,000 special application US military containers with EKO-FLOR ms-1. The first order will generate annual revenues for Conforce in excess of 1 million USD.

COMPETITION

In terms of competition for the Conforce 1 Terminal Division, the Company has identified three similar container depots within a 50 km radius to the Conforce facility. Each of these depots provide similar services as does Conforce, each competes for the business of the international shipping lines.  The first competitor is ACS (Alrange Container Services) which has 2 smaller locations, one in Toronto, Ontario and another in Mississauga, Ontario (both depots are approximately 15 km. from the Conforce 1 depot) that when combined have a slightly larger total capacity than Conforce.  The second competitor is Musket Transport whose main depot is located in Mississauga, Ontario, approximately 2 km. from the Conforce 1 depot and their container capacity is comparable to Conforce’s, but Musket Transport also has other locations, which house trailers and reefers (the capacity of those locations is unknown).  The third competitor is P&W Transport whose depot is located in Oakville, Ontario, approximately 5 km. from the Conforce 1 depot and its capacity is slightly smaller than Conforce’s.

In terms of competition for the EKO-FLOR Division, the Company is competing for a share of the container flooring market that is currently dominated by the use of tropical hardwood. The Company is unaware of any other hardwood, except tropical hardwood, on the market that meets the strength requirements of ocean-going containers and the customers we are targeting are international shipping lines utilizing ocean-going containers.  Therefore, it is the Company’s opinion that tropical hardwood, as the current standard, remains the primary competitor to Conforce.  Accordingly, Conforce is competing for the same customers who currently utilize wood products for their containers.

Singamas, a container manufacturer, has developed a variation of a composite floor that they are currently testing although the base composition is currently unknown to Conforce.

BASF has developed a prototype polymer/bamboo mix composite flooring product, however, the Company is unaware of any industry trials currently in place or scheduled.

Over the last five years, the container industry has introduced into circulation Bamboo flooring. The characteristics of Bamboo are similar in nature to those of Apitong wood in that it is an absorbent material.  With a weight of 340 kgs per TEU for Bamboo and 249 kgs per TEU for EKO-FLOR, Bamboo is over 36% heavier than EKO-FLOR. This has a significant impact on the amount of cargo transported on ocean-going vessels and/or the bunker fuel required for the same.

Havco produces a composite coated wood product for the highway trailer industry. The coating is approximately 1mm thick while the remainder of the panel, approximately 27mm, is wood. This differs from EKO-FLOR panels for both containers and highway trailers as the EKO-FLOR composite flooring system is 100% wood-free.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, ROYALTY AGREEMENTS

Patents
As it relates to EKO-FLOR composite panels for containers and highway trailers, the Company’s trademark agent, Blakes Cassels & Graydon of Toronto, Ontario, has filed a provisional patent with the United States Patent and Trademark Office. The Company is currently preparing similar patent applications for filing, in Canada, China, Germany and Denmark.

Trademarks
The Company’s trademark agent has submitted EKO-FLOR trademark applications in the USA, Canada, China and with the European member states.

Licenses and Royalties
In 2008, the Company entered into a licensing agreement regarding the use of various patented technologies pertaining to equipment and processes being relied upon in connection with the manufacturing of EKO-FLOR. However, the Company has since altered its equipment and production processes and as such, will no longer rely on the technologies provided for in the aforementioned license agreement.

EMPLOYEES

Conforce employs 12 fulltime employees.  Four employees are primarily dedicated to the EKO-FLOR division, while eight employees work primarily within the container terminal division.

REGULATORY MANDATES

No industry specific governmental approvals are needed for the operation of the Company’s businesses.

REPORTS TO SECURITY HOLDERS

The Company will make available free of charge any of its filings as soon as reasonably practicable after it has electronically filed these materials with, or otherwise furnished them to, the Securities and Exchange Commission (“SEC”).  The Company is not including information contained on its website as part of, or incorporating it by reference into, this Form 10.

On April 9, 2009, Conforce International, Inc.’s registration statement was automatically declared effective and Conforce International, Inc. is now subject to the requirements of Regulation 13A under the Exchange Act, which will require the Company to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and it will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g). The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxies and information statements and other information regarding issuers that file electronically with the SEC.

ITEM 2.  FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Safe Harbor Act Disclaimer for Forward-Looking Statements

Forward-looking statements in this Form 10 under Management’s Discussion and Analysis of Financial Condition and results of Operations are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this document may contain words such as “anticipates”, “believes”, “could”, “estimates”, "expects", "intends", “may”, “projects”, “plans”, “targets” and other similar language and are considered forward-looking statements. These statements are based on management’s current expectations, estimates, forecasts and projections about the success of its container terminal operations, its newly developed container and trailer flooring products, as well as certain other composite based flooring products in various stages of development. These forward-looking statements are subject to important assumptions, risks and uncertainties which are difficult to predict and therefore the actual results may be materially different from those discussed.

OVERVIEW
The Company operates in two reportable business segments; Container Terminal, and EKO-FLOR. The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc. which is a 50.1% owned subsidiary of the Company. The remaining 49.9% is owned by Marino Kulas, Conforce International, Inc President & CEO. The Conforce 1 subsidiary is responsible for all container terminal operations. EKO-FLOR is organized as Conforce Container Corporation, a 100% owned subsidiary of the Company. The CCC subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR products. Operations for CCC during the reportable periods to date have been limited to research and development as the product is in the testing stages. During the reportable periods to date, all revenues for the Company have been generated by the operations of the Container Terminal through the storage and handling of marine shipping containers in the Company's container depot located in Mississauga, Ontario. As a result, the Chief Executive Officer assesses the profitability of the container terminal division prior to expenses associated with research and development of EKO-FLOR and then allocates resources from the terminal operations to the research and development of EKO-FLOR.

Since the formation of Conforce, Toronto Reefer Container Services (TRC) has remained an independent service provider of container repairs for shipping lines. TRC is in the business of providing repair services for shipping lines through the use of mobile repair units that are called upon by various terminals to perform on-site container repairs. TRC is hired by the shipping lines and is paid directly by same. Terminal operators allow TRC to work on their premises as a service to their shipping line customers. As such, Conforce has no financial relationship with TRC. Conforce is not compensated by TRC and TRC is not compensated by Conforce, nor is there any formal written or verbal agreement between the parties. None of the Conforce direct costs or revenues reported are a result of any business transaction with TRC or the shipping lines as a result of services performed for shipping lines by TRC.

Regarding the revenues generated by the terminal operations, the Company reports revenues as a result of lifting and handling containers that are stored in the Company's container depot. Storage charges typically do not apply as the Company performs these services for only empty containers. In the event that a container loaded with goods is stored at the terminal, then a nominal daily storage rate is charged. These handling and lifting services are performed by the Company and are not sub-contracted to any third parties. Regarding the revenues generated by transportation services in the operations of the Container Terminal division, the Company provides sub-contracted transportation services for containers arriving or departing to and from Canadian rail yards. Such sub-contracted services are arranged by the Company at the request of its shipping line customers and are facilitated  through the use of local transportation companies. The Company charges a surcharge for arranging such shipments and is paid directly by the shipping lines. In turn, the Company pays the sub-contracted transportation companies.

For the 12 month period April 1, 2006 to March 31, 2007, the Company's Container Terminal business segment had revenues of $1,567,187 with net operating income of $54,053. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $252,143 for a net operating loss of ($252,143). For the 12 month period April 1, 2007 to March 31, 2008, the Company's Container Terminal business segment had revenues of $2,364,945 with net operating income of $308,814. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $209,437 for a net operating loss of ($209,437).  For the 9 month period April 1, 2008 to December 31, 2008, the Company's Container Terminal business segment had revenues of $ 1,575,118 with net operating income of $27,782. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $124,304 relating to the research and development of EKO-FLOR as well as the purchase of fixed assets, for a net operating loss of ($124,304).

PLAN OF OPERATIONS

In 2009, the Company’s primary focus will be on the commercialization of EKO-FLOR. With the introduction of EKO-FLOR revenues as a result of ms-1 panel orders, the reliance on the container terminal will decrease. Accordingly, the Company intends to pursue opportunities as they relate to three EKO-FLOR products (as described below). While the container terminal is expected to continue to provide revenues and moderate earnings, if any at all, growth in the terminal operations is not expected. Expansion for Conforce is expected to come from EKO-FLOR in 2009 and 2010, where the Company believes significant growth potential exists.

EKO-FLOR cs-4:   Trial product will be shipped to customers in or around June 2009.  Trial completion times may range from 60 – 120 days depending on sea routes and frequency selected by trial customers, at their sole discretion.  Conforce estimates that most trial will be completed in the third quarter of calendar 2009.

Once the trials are complete and depending on the outcome of such trials, the Company intends to secure EKO-FLOR cs-4 orders for 2010. Provided that volume commitments are secured and that such commitments are in-line with Conforce expectations of 60,000 - 80,000 TEU for fiscal 2010, then the Company will begin the process of formalizing the details of a financial offering that will adequately capitalize the establishment of a company owned facility in Asia. Depending on market and economic conditions at such time as the capital is required, the Company will consider its options as they relate to the structure of the offering in terms of debt versus equity and public versus private. However, there are no guarantees that the Company will be able to obtain such funding under reasonable terms, if at all.

EKO-FLOR ms-1:  In 2010, the Company also expects to receive equivalent orders to those received in 2009 for EKO-FLOR ms-1, a variation of the cs-4 flooring panel designed for use as load bearing shelving panels in special application military containers.

EKO-FLOR xts:  Beginning in the second quarter of calendar 2009, the Company intends to introduce EKO-FLOR xts to the North American highway trailer industry. The Company will offer a modified variation of its cs-4 container panel in order to commence actual road testing by industry participants. The Company expects to have the modified cs-4 panels placed into highway trailers for road testing in or around July 2009.

The Company intends to apply for listing on the OTC Bulletin Board at such time as it's Forms 10 and 211 have been approved by the appropriate regulatory agencies, however, there is no guarantee that the Company’s application for listing will be accepted.

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 2008 COMPARED TO THE YEAR ENDED MARCH 31, 2007

The Company had gross revenues of $2,364,945 with a net loss of ($54,854) for the year ended March 31, 2008, compared to sales of $1,567,187 with a net loss of ($225,062) for the year ended March 31, 2007, an increase in sales from the prior period of $797,758 or 50.9%. The increase in sales was due primarily to an increase in revenues generated by existing customers though increased handling charges at the terminal, as well as an increase in sub-contracted transportation services for transport of containers to and from rail terminals to the Conforce container depot.  The Company’s EKO-FLOR product generated no revenues during the period.

The Company had cost of goods sold relating to direct production costs of $1,293,100 for the year ended March 31, 2008, compared to cost of goods sold relating to direct production costs of $893,908 for the year ended March 31, 2007, which represents an increase in the cost of goods sold from the prior period of $399,192 or 44.7%. The increase in cost of goods sold was attributable primarily to the increase in sales for the year ended March 31, 2008, compared to the prior year.  The increase was also attributed to an annual increase in terminal rent in the amount of $42,167 as well as the inclusion of head office and mobile terminal office rents to direct cost of goods sold, increasing same by approximately $52,000 per annum.

Cost of goods sold as a percentage of sales was 54.7% for the year ended March 31, 2008, compared to 57.0% for the year ended March 31, 2007, which amounts to a reduction in the cost of goods sold as a percent of sales of 2.3% from the prior year.  The reductions came primarily from savings in equipment rental and subcontractor expenses.

The Company had gross profit of $1,071,845 for the year ended March 31, 2008, compared to gross profit of $673,279 for the year ended March 31, 2007, an increase in gross profit of $398,566 or 37.18% over the prior period. The increase was due primarily to the increase in volume.

The Company had administrative expenses of $964,449 for the year ended March 31, 2008, compared to administrative expenses of $870,811 for the year ended March 31, 2007, an increase in administrative expenses of $93,638 or 9.7% from the prior period.  The increase in administrative expenses was due to primarily to an increase salaries and wages as a result of the increase in terminal traffic necessitating the need for additional employees and increased hours of operation.

The Company’s research and development costs include the creation of architectural drawings as they relate to panel specifications, the creation of dies, the manufacturing of test panels, the creation of specific panel testing equipment, costs relating to independent certification testing, consulting costs associated with utilizing process experts and engineers and costs associated with the setup of the research and production center. The Company anticipates that research and development costs will increase in fiscal 2009 as a result of final preparations for the production of trial product, as well as costs associated with the development of the highway trailer product.

The Company had income from operations of $99,111 for the year ended March 31, 2008, compared to a loss from operations of ($198,090) for the year ended March 31, 2007.  The increase in profits was primarily due to the increase in sales and a reduction in spending for the Flooring Systems’ Research and development expenses by $42,706.

The Company reported a net loss of ($54,854) for the year ending March 31, 2008 compared to a net loss of ($225,062) for the year ending March 31, 2007.

PERIOD ENDED DECEMBER 31, 2008 COMPARED TO THE PERIOD ENDED DECEMBER 31, 2007

The Company had sales of $1,575,118 for the nine month period ended December 31, 2008, compared to sales of $1,586,689 for the nine month period ended December 31, 2007, a decrease in sales from the prior period of $11,571 or 0.007%.

The Company had cost of goods sold of $893,329 for the nine month period ended December 31, 2008, compared to cost of goods sold of $952,436 for the nine month period ended December 31, 2007, which represents a decrease in the cost of goods sold from the prior period of $59,107 or 6.2%.

Cost of goods sold as a percentage of sales was 56.7% for the nine month period ended December 31, 2008, compared to 60.0% for the nine month period ended December 31, 2007, which amounts to a reduction in the cost of goods sold as a percent of sales of 3.3% from the prior year.

The Company had gross profit of $681,789 for the nine month period ended December 31, 2008, compared to gross profit of $634,253 for the nine month period ended December 31, 2007, an increase in gross profit of $47,536 or 7.5% over the prior period. The increase in gross profit was due to an increase in terminal operation revenues and a reduction in lower margin transportation service revenues.

The Company had administrative expenses of $585,536 for the nine month period ended December 31, 2008, compared to administrative expenses of $580,608 for the nine month period ended December 31, 2007, an increase in administrative expenses of $4,928 or 0.08% from the prior period.  This increase was primarily due to wage and salary increases.

The Company had a loss from operations of ($22,692) for the nine month period ended December 31, 2008, compared to a loss from operations of ($96,522) for the nine month period ended December 31, 2007.

The net loss for the year was ($54,598) for the nine month period ended December 31, 2008 compared to net loss of ($110,385) for the nine month period ended December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

The Company has entered into discussions with various capital firms and intends to raise, either through an Initial Public Offering of its securities or a Private Placement, the capital required for the establishment and operation of a multi-line EKO-FLOR manufacturing facility in Asia. The company will make the decision in terms of its production expansion into Asia at such time as the trials of EKO-FLOR cs-4 are completed (currently projected to be completed by July of 2009) and it has received a firm commitment(s) from shipping line(s) and/or leasing companies for the production of EKO-FLOR cs-4.

The Company does not currently have any outstanding lines or letters of credit.  Conforce does have a business development loan through a government sponsored program in the amount of $250,000 payable over 10 years (due January 2018).  The loan was made through the small business development loan program (SBL) and is restricted to purchases of equipment.  Funds from the loan have been used to finance a portion of the production equipment in the Company’s new development and production facility in Concord, Ontario and such equipment has been used as collateral for the loan.  Under the rules governing SBL’s, in the event the Company defaults on the loan, the Company is only responsible for repayment of an amount equal to 25% of the total funds advanced.

The Company does not have any agreements to fund the operations for the next 12 months, although it is attempting to secure funds  by way of non-interest bearing, non-callable (for 10 years) loans from certain minority founding shareholders. Such shareholders will attempt to access funds for the aforementioned loans through private transactions with accredited investors involving the sale of a portion of their holdings of Conforce common stock. Proceeds from the sale will be loaned to Conforce, in whole or in part, net of applicable taxes and fees if applicable, at the sole discretion of such minority founding shareholders.

LIABILITIES

The Company had Accounts payable of $147,120 at December 31, 2008 compared to March 31, 2008, an increase of $80,798.  Such increase is attributable to a decrease in the Company’s working capital primarily as the result of Fixed Asset purchases and the continued funding of EKO-FLOR product development.

The Company had Accrued liabilities of $5,088 at December 31, 2008 compared to $24,949 at March 31, 2008, a decrease of $15,157.  The decrease is due primarily to a decrease in the tax accrual.

The Company had Accrued wages of $7,101 at December 31, 2008 compared to $24,055 at March 31, 2008, a decrease of $16,954.  The decrease is primarily due to a decrease in the accrual for personal time.

The Company had Shareholder’s loans of $450,114 at December 31, 2008 compared to $324,850 at March 31, 2008.  The Shareholder loans are interest free with no fixed terms of repayment.  There was an increase of $324,850 at March 31, 2008, in borrowing during the nine month period ending December 31, 2008.  The increase was needed to fund the working capital requirements and the continued funding of the EKO-FLOR product development.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

ITEM 3.  PROPERTIES.

The Company’s headquarters are located at 51A Caldari Road, 2nd Floor, Concord, Ontario L4K 4G3, Canada.  The annual lease cost of these premises is $51,017. The Company has a container terminal located at 584 Hazelhurst Road, Mississauga, Ontario, Canada. The annual lease cost of these premises is $195,300. The Company has a 13,400 sq.ft production and development centre located at 111 Romina Drive in Concord, Ontario. The annual lease cost of these premises is $159,600.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table lists stock ownership of the Company’s Common Stock. The information includes beneficial ownership by (i) holders of more than 5% of Common Stock, (ii) each of the four directors and executive officers and (iii) all directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all shares of the Company’s Common Stock beneficially owned by them.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class
Marino Kulas 40 Bellini Avenue Brampton, Ontario L6T 3Z8	Common Stock	61,001,000	50.83%
Elio Guglietti 28 Anthia Drive North York, Ontario M9L 1K5	Common Stock	11,400,000	9.50%
Michael Moyal 10520 Yonge St., Suite 298 Richmond Hill, Ontario L4C 3C7	Common Stock	9,070,000	7.55%
Slavko Kulas 8870 Martingrove Road Woodbridge, Ontario L4H 1C2	Common Stock	5,000,000	4.16%
Joseph DeRose 60 Crofters Road Woodbridge, Ontario L4L 7C7	Common Stock	420,000	0.26%
Kathryn Saliani 156 Beech Street Brampton, Ontario L6V 1V6	Common Stock	50,000	0.0416%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) In 2006, a transaction was completed whereby five (5) million shares of common stock were transferred from the holdings of Marino Kulas to Slavko Kulas, Director of Terminal Operations.  Mr. Marino Kulas transferred such shares in order to do what was in the best interest of the shareholders.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

None.

CHANGES IN CONTROL

None.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

Set forth below is information regarding the Company’s current directors and executive officers. Marino Kulas and Slavko Kulas are first cousins. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
Marino Kulas	43	President & CEO, Director
Joseph DeRose	53	VP of Product Development
Kathryn Saliani	55	Director of Business Operations, Director
Slavko Kulas	48	Director of Terminal Operations

Marino Kulas, President & CEO of Conforce International, Inc., has been in the container industry for over 25 years. In 2001, Mr. Kulas commenced research and development of EKO-FLOR as an alternative to the wood flooring currently used in shipping containers.  In 2003 he started the business of Conforce 1 Container Terminals Inc. and in 2005, he started Conforce Container Corporation, the company responsible for the development of EKO-FLOR. He oversees all aspects of the day-to-day operations of the business, while maintaining his primary focus on the Company’s growth and direction through new product development and the commercialization of EKO-FLOR through account acquisition.

Joseph DeRose, Vice President of Product Development, is a chemical engineer and has dedicated his career to the testing, development and technical support of plastic materials, composite materials and polymer additives.  Prior to his appointment with Conforce in 2006, Mr. DeRose worked with industry leader Ciba Specialty Chemicals (f/n/a Ciba-Geigy) for over 19 years (1981 through 2000), where he held the position of Industry Manager of the Polymer Additives Division.  Following, through 2005, Mr. DeRose also held material testing and analysis positions with the Ontario Research Foundation and Cambridge Materials Testing.  Most recently, Mr. DeRose provided consultation and project coordination for manufacturers of plastic and composite materials seeking building code recognition in both Canada and the United States.  Mr. DeRose is a member of The Society of Plastics Engineers and serves on the Board of Directors of the Ontario Section.  He is also a member of the Canadian Plastics Industry Association and serves as Technical Chair for the Canadian Natural Composites Council.  For Conforce, Mr. DeRose is responsible for the research, development, testing and analysis of all new Conforce composite products currently in various stages of development.

Kathryn Saliani, Director of Business Operations.  Prior to joining Conforce, Ms. Saliani worked as an underwriter with a leading Mortgage origination firm in Canada for 3 years (2003 through 2006).  During 1988 through 2003, Kathryn performed as a sole proprietor, providing administrative and bookkeeping functions for various small companies.  Prior to holding that position, Ms. Saliani worked for Scotia Bank for 5 years (1982 through 1987) where she was responsible for conducting branch audits in order to ensure compliance with loan policy and procedure.  Ms. Saliani also spent 12 years (1970 through 1982) with the Workman Safety Insurance Board of Canada (WSIB) where she worked as Senior Counselor to the office of the Chairman.  Her responsibilities included dispute resolution and to act as direct liaison between member claimants and the WSIB.  For Conforce, Ms. Saliani oversees Investor Relations as well as all administrative functions of the Container Terminal operations.

Slavko Kulas, Director of Terminal Operations.  Mr. Slavko Kulas has been involved in the container industry for over 19 years.  In 1989, he joined Toronto Reefer Container (TRC), a Kulas private family business specializing in the service and repair of ocean-going containers.  Mr. Kulas’ responsibilities initially included the repair of all container components until he was promoted to Manager of the company’s mobile fleet of service trucks and personnel.  In 1998, Mr. Kulas purchased TRC.  In 2003, he joined Conforce 1 Container Terminals where he served as Terminal Manager until 2008 at which time he became Director of Terminal Operations.  For Conforce International, Inc., Mr. Kulas is responsible for the day-to-day operations of the Container Terminal and is a key member of the EKO-FLOR product development team.

AUDIT COMMITTEE FINANCIAL EXPERT

The Company does not have an audit committee or a compensation committee.

ITEM 6.  EXECUTIVE COMPENSATION

December 31, 2008 and 2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marino Kulas President & CEO, Director
	2007	91,000							91,000
	2008	91,000							91,000

Joseph DeRose VP of Product Development
	2007	45,500		267,000					45,500
	2008	45,500							45,500

Kathryn Saliani Director of Business Op., Director
	2007	50,000		50,000					50,000
	2008	50,000							50,000

Slavko Kulas Director of Terminal Op.
	2007	52,000							52,000
	2008	52,000							52,000

NON-EMPLOYEE DIRECTOR COMPENSATION

None.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Conforce currently has outstanding shareholder loans that are interest free with no fixed terms of repayment and it is possible that additional shareholder loans will be received in the future.

ITEM 8.  LEGAL PROCEEDINGS.

The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company. There are no material proceedings to which any director, officer or affiliate of the Company or security holder is a party adverse to the Company or has a material interest adverse to the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Conforce is a publicly traded company on the Pink Sheets under the trading symbol “CFRI.”  The Company intends to apply for listing on the OTC Bulletin Board at such time as it’s Forms 10 and 211 have been approved by the appropriate regulatory agencies; however, there is no guarantee that the Company’s application for listing will be accepted.

The Company’s common stock has traded on the Pink Sheets of the National Quotation Bureau under the symbol CFRI since September 15, 2005. The following table sets forth the high and low sale prices for the Company’s common stock for the periods indicated. The prices below reflect inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Quarter ended	Low price	High price
March 31, 2009	$0.13	$0.13
December 31, 2008	$0.06	$0.14
September 30, 2008	$0.12	$0.19
June 30, 2008	$0.16	$0.28
March 31, 2008	$0.16	$0.24
December 31, 2007	$0.215	$0.24
September 28, 2007	$0.20	$0.23
June 29, 2007	$0.305	$0.35
March 30, 2007	$0.37	$0.42

HOLDERS OF RECORD

The Company has 34 registered shareholders of record.

DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its common stock and it does not anticipate paying any cash dividends in the foreseeable future.  The Company currently intends to retain future earnings, if any, to finance operations and the expansion of its business.  Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be based upon the Company’s financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the Board of Directors deems relevant.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The Company is governed by Delaware Law and the Certificate of Incorporation and Bylaws of the Company.  Its authorized capital consists of 250,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock.  The Board of Directors, in their sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges and ratify the powers, if any, and determine the restrictions and qualifications of any series of preferred stock as established.  No preferred shares are currently designated.

GENERAL - DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

120,001,000 shares of the Company’s common stock are issued and outstanding as of March 30, 2009.

PREFERRED STOCK

The Company may issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share, from time to time in one or more series.  No shares of preferred stock are currently issued.  The Company’s Board of Directors, without further approval of its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Conforce common stock and prior series of preferred stock then outstanding.

VOTING RIGHTS

Each outstanding share of common stock is entitled to one (1) vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of Conforce common stock:

(1)           have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors;
(2)           are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;
(3)           do not have pre-emptive, subscription or conversion rights or redemption or sinking fund provisions; and
(4)           are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of Conforce common stock do not have cumulative voting rights, which means that holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of the Company’s directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

WARRANTS

No warrants are currently outstanding.

STOCK OPTION PLAN

Currently, the Company has not formalized an Employee Stock Option Plan.

ITE M 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the General Corporation Law of the State of Delaware, The Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The Company’s Certificate of Incorporation provides that, pursuant to Delaware law, the Company’s directors shall not be liable for monetary damages for breach of the director’s fiduciary duty of care to Conforce and its stockholders.  This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Conforce or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  This provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s Bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law.  Conforce Bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees.  The Company is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Bylaws or otherwise.  The Company is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board Members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable section of Conforce Bylaws.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a Conforce director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by Conforce is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  Such indemnification agreements may require the Company, among other things, to:

s       indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

s       advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

s       obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any Conforce director(s), officer(s) or employee(s) in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The Conforce consolidated financial statements for the fiscal years ended March 31, 2007 and 2008 have been examined to the extent indicated in their report by Pollard-Kelley Auditing Services, Inc.  Pollard-Kelley Auditing Services, Inc. did not prepare or participate in the preparation of our unaudited interim financial statements.  The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACOUNTING AND FINANCIAL DISCLOSURE.

The Company has not had any changes in, nor has it had any disagreements, whether or not resolved, with its accountants on accounting and/ or financial disclosures during its recent fiscal year or any later interim period.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

Pollard-Kelley Auditing Services, Inc
Auditing Services
4500 Rockside Road, Suite 450, Independence, OH 44131
330-864-2265

Report of Independent Registered Public Accounting Firm

Conforce International, Inc. and Subsidiaries
Concord, Ontario Canada

We have audited the accompanying balance sheets of Conforce International, Inc. and Subsidiary, as of March 31, 2008 and 2007, and the related statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at March 31, 2008 and 2007, and the results of its operations and it cash flows for each of the two years in the period ended March 31, 2008, in conformity with U.S. generally accepted accounting standards.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

Independence, Ohio
October 8, 2008, except for Note 3 - Equity - Stock Transactions, for which the date is March 30, 2009

Conforce International, Inc.
Balance Sheets
March 31, 2008 and 2007
RESTATED
	2008	2007
ASSETS
Current Assets
Cash	$34,801	$74,832
Accounts receivable	457,012	192,672
Other receivables	37,172	36,321
Total Current Assets	528,985	303,825

Fixed Assets
Office equipment	23,829	-
Vehicles	20,345	12,029
Equipment	101,888	101,888
Leasehold improvements	25,028	17,201
	171,090	131,118
Less: Accumulated depreciation	(75,027)	(44,906)
	96,063	86,212

Other Assets
Deposits	14,779	14,779
	14,779	14,779

Total Assets	$639,827	$404,816

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$66,322	$41,494
Accrued liabilities	24,949	21,131
Accrued wages	24,055	16,876
Shareholder's loans	324,850	287,375
Total Current Liabilities	440,176	366,876
Minority interest in consolidated subsidiaries	280,525	126,560

Shareholders' Equity
Preferred stock	-	-
Common stock	9,157	9,157
Additional contributed capital	89,900	27,300
Retained earnings	(179,931)	(125,077)
	(80,874)	(88,620)

Total Liabilities and Shareholders' Equity	$639,827	$404,816
See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Income
For the Years Ending March 31, 2008 and 2007
RESTATED
	2008	2007

REVENUES
Revenues	$2,364,945	$1,567,187

DIRECT COST OF REVENUES
Equipment rental	69,530	81,502
Fuel	76,166	69,218
Repairs & maintenance	41,125	13,407
Transportation	847,916	511,977
Rent	228,049	133,207
Subcontractors	30,314	84,597
	1,293,100	893,908
GROSS PROFIT	1,071,845	673,279

EXPENSES
Administrative	725,891	597,713
Flooring System expenses;
Research & development	209,437	252,143
Depreciation	30,121	20,955
	965,449	870,811
OTHER INCOME AND EXPENSE
(Gain)/loss on currency conversion	7,285	558

INCOME FROM OPERATIONS	99,111	(198,090)

TAX PROVISIONS	-	-
NET INCOME/(LOSS) BEFORE MINORITY
INTEREST	99,111	(198,090)
LESS MINORITY INTEREST IN
CONSOLIDATED SUBSIDIARIES	(153,965)	(26,972)
NET INCOME	$(54,854)	$(225,062)

NET LOSS PER SHARE
Average shares outstanding	120,001,000	120,001,000
Loss per share	$(0.00)	$(0.00)

See accompanying notes to financial statements.

Conforce International, Inc.
Statement of Shareholders' Equity
For the Years Ending March 31, 2008 and 2007
RESTATED							Additional
	Preferred Stock		Common Stock		Treasury Stock		Contributed	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balances April 1, 2006	-	$-	120,001,000	$9,157	-	$-	$-	$99,985	109,142
Stock contributed for
employment agreement	-	-	-	-	50,000	27,300	-	-	27,300
Stock issued for
employment agreement	-	-	-	-	(50,000)	(27,300)	27,300	-	-
Net loss for the period	-	-	-	-	-	-	-	(225,062)	(225,062)
Balances at March 31, 2007	-	-	120,001,000	9,157	-	-	27,300	(125,077)	(88,620)
Stock contributed for
employment agreement	-	-	-	-	200,000	62,600	-	-	62,600
Stock issued for
employment agreement	-	-	-	-	(200,000)	(62,600)	62,600	-	-
Net Income for the year	-	-	-	-	-	-	-	(54,854)	(54,854)
Balances at March 31, 2008	-	$-	120,001,000	$9,157	-	$-	$89,900	$(179,931)	$(80,874)
See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Cash Flows
For the Years Ending March 31, 2008 and 2007
RESTATED
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(loss) for the period	$(54,854)	$(225,062)
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Minority interest in consolidated subsidiary	153,965	26,972
Depreciation	30,121	20,955
Compensation paid by stock	62,600	27,300
Changes in Current assets and liabilities:
(Increase) decrease in Accounts receivable	(264,340)	80,899
(Increase) decrease in Other receivables	(851)	4,752
(Decrease) Increase in Accounts payable	24,828	(21,924)
(Decrease) Increase in Accrued liabilities	3,818	3,457
(Decrease) Increase in Accrued wages	7,179	2,464
NET CASH (USED) BY
OPERATING ACTIVITIES	(37,534)	(80,187)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed assets	(39,972)	(17,574)
Purchase of Deposits	-	(4,813)
NET CASH (USED) BY
INVESTING ACTIVITIES	(39,972)	(22,387)
CASH FLOWS FROM FINANCING ACTIVITIES
NET CASH PROVIDED BY
FINANCING ACTIVITIES	-	-
EFFECT OF EXCHANGE RATE ON CASH	37,475	2,888
NET INCREASE IN CASH	(40,031)	(99,686)
CASH AT BEGINNING OF PERIOD	74,832	174,521
CASH AT END OF PERIOD	$34,801	$74,835
See accompanying notes to financial statements.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

RESTATED

These financial statements have been restated to record the stock transactions issued under an employment agreement.  See NOTE – 3 EQUITY, Stock Transactions for further information.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
The Company was incorporated on May 18, 2004 in the state of Delaware as Now Marketing Corp.

On May 24, 2005, the Company acquired Conforce Container Corporation in exchange for 120,000,000 shares of the Company’s Common Stock, making Conforce Container Corporation a wholly owned subsidiary.  Immediately prior to the acquisition, the Company had 1,000 shares of common stock issued and outstanding.  The acquisition was accounted for as a recapitalization of Conforce Container Corporation, as the shareholders of Conforce Container Corporation controlled the Company after the acquisition was completed.  Conforce Container Corporation was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.  On May 20, 2005 Conforce Container Corporation was renamed from First National Preferred Card Service, Inc., which was incorporated under the laws of Ontario on February 9, 2001.  Conforce Container Corporation’s Balance Sheet on the date of acquisition was as follows;

In Canadian Dollars
Assets	$-0-

Liabilities
Shareholder loans	$18,560
Equity	(18,560)
$-0-

The Company was renamed from Now Marketing Corp to Conforce International, Inc. at this time.

On May 24, 2005, the Company acquired 50.1% of Conforce 1 Container Terminals, Inc., for $100.  Conforce 1 Container Terminals, Inc. was incorporated under the laws of Ontario on November 12, 2003.  The combination was accounted for as a reverse acquisition as the shareholders of Conforce 1 Container Terminals, Inc. controlled the Company after the acquisition was completed.  Conforce 1 Container Terminals, Inc. was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company’s 50.1% subsidiary, Conforce 1 Container Terminals, Inc., provides handling, storage and transport of overseas shipping containers for international steamship lines, as well as domestic retailers.  All revenues for the two fiscal years reported here were generated by the operations of Conforce 1 Container Terminals, Inc.  Conforce Container Corporation has embarked on the development of a new container flooring system, EKO-FLOR which has been designed to provide an environmentally friendly product to increase container versatility while reducing shipping costs.

Financial Statement Presentation
The accompanying statements have been prepared form the books and records of the Company and its subsidiaries.  All significant intercompany accounts have been eliminated.  The Company’s 50.1% subsidiary enjoys an October 31, yearend for tax purposes.  The books and records included herein have been adjusted for the twelve month period ending March 31, 2008 and 2007 respectively.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.  There was no cash paid during the periods for interest or taxes.

Property and Equipment
Property and equipment are carried at cost.  Maintenance, repairs and renewals are expensed as incurred.  Depreciation of property and equipment is provided for over their estimated useful lives, which range from three and five years, using the declining balance method.  Leasehold improvements are amortized over the life of the lease.  Depreciation expense was $30,314 and $20,955 for the years ending March 31, 2008 and 2007 respectively.

Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Revenue Recognition
The only revenue producing operations of the Company during both years is the Container Terminal operation which recognizes revenues when services are rendered.  The operation bills at the end of each month for the services rendered during the month.

NOTE 2 – INCOME TAXES

The Company accounts for income taxes under Generally Accepted Accounting Principles used in the United States of America, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of the assets and liabilities using enacted tax rates.  The Company has no significant differences between book and tax accounting.   The operating loss carry forward from the year ending March 31, 2007 was use to reduce taxable income in the year ending March 31, 2008 to $0.

NOTE 3 – EQUITY

Preferred Stock

At March 31, 2008 and 2007, the Company had authorized 5,000,000 shares of Preferred Stock at a par value of $.0001 per share.  There were 0 shares outstanding.  The unissued shares of Preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.

Common Stock

At March 31, 2008 and 2007, the Company had authorized 250,000,000 shares of Common Stock at a par value of $.0001 per share.  There were 120,001,000 shares outstanding.

Stock Transactions

On October 26, 2006, the Company entered into an employment agreement with its Vice-President, Product Development.  The agreement is for a period of twelve months, fixes compensation level and calls for an issue of Common stock on the 30th of each month

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 3 – EQUITY – CONTINUED

during the life of the agreement.  In addition an additional 200,000 shares are to be issued at the end of the agreement.  Shares issues are dependent upon continued employment.  The shares were provided by the majority shareholder of the Company.  Shares issued during the year ended March 31, 2008 totaled 200,000 and were valued at $62,600 and shares issued during the year ended March 31, 2007 totaled 50,000 and were valued at $27,300.  Valuation was based on the trading value of the shares on the date the shares were provided and issued which in all cases the on the same day.

On October 31, 2007, the Company entered into a renewal of the employment agreement with it Vice-President, Product Development.  The agreement was for a period of twelve months, fixes compensation level and calls for an issue of Common stock upon completion of the agreement if certain goals are met in connection with the EKO-FLOR products.  None of the performance criteria were met as of March 31, 2008.

The recording of these two employment agreements effected a restatement of the March 31, 2008, and 2007 financial statements.  This restatement resulted in an increase to Additional Contributed Capital of $89,800 and $27,300 as of March 31, 2008 and 2007 respectively.  There was also a corresponding increase in Management compensation of $62,500 and $27,300 for the years ended March 31, 2008 and 2007 respectively.  The shares were valued at the market value of the shares on the date of the transaction.

NOTE 4 – RELATED PARTIES

At March 31, 2008 and 2007 the Company owed $324,850 and $287,375 respectively to an Officer, member of the Board of Directors and Shareholder under an informal borrowing arrangement.  These loans, made in Canadian Dollars, are without interest or terms of repayment.  There were no repayments made under this arrangement during the years ending March 31, 2008 and 2007 respectively.

The Company also rents three pieces of equipment on a month to month basis from a related party.  Rent expense for these items was $13,625 and $0 for the years ending March 31, 2008 and 2007.  The rental rate paid by the Company to the related party is felt by management to be a competitive rate.

The CEO and President of the Company is the 49.9 % minority shareholder of Conforce 1 Container Terminals, Inc.

The Company had no sales or purchases to or from TRC during the years ending March 31, 2008 and 2007.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007
NOTE 4 – RELATED PARTIES – CONTINUED

During 2008 and 2007, the majority shareholder of the Company contributed 200,000 and 50,000 shares, of Common stock, respectively to satisfy the stock issue requirements of an employment agreement.

NOTE 5 – COMMITMENTS

The Company leases office space under a five year lease which runs through April 2012.  Monthly lease payments are $2,883.

The Company leases site space under a five year lease which runs through November 2008.  The lease is renewable for an additional five years.  The Company intends to renew the lease at an approximately a 7 to 8 percent increase.  Monthly lease payments are $11,127.

Future lease commitments are as follows; the site lease was included through the end of the original term.  Future payments under the intended renewal period have not been included since the renewal is not effective and the rental rate is unknown at this time.

Future commitments;

Fiscal 2009	$124,503
Fiscal 2010	34,841
Fiscal 2011	34,841
Fiscal 2012	2,904
Fiscal 2013	-0-
Thereafter	-0-

NOTE 6 – MINORITY INTEREST

Minority interest on the consolidated balance sheets represents the portion of the shareholders’ equity at the respective year ends not owned by the shareholders of the Company.
Minority
Interest
March 31, 2006	$99,588
Minority interest in income of subsidiary	26,972
March 31, 2007	126,560
Minority interest in income of subsidiary	153,965
March 31, 2008	$280,525

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 7 – BUSINESS SEGMENTS

The Company operated in three reportable business segments; Container Terminal, EKO-FLOR and Administrative.  The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc. is a 50.1% owned subsidiary of the Company.  The subsidiary is responsible for all container terminal operations.  EKO-FLOR is organized as Conforce Container Corporation a 100% owned subsidiary of the Company.  This subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR product.  Operations to date have been research and development.  The Administrative operations are the operations of the parent company Conforce International, Inc.  The operations to date have been minimal since formation.

Business Segments –For the Year Ended March 31, 2008
	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$2,364,945	$-0-	$2,364,945

Direct cost of Sales	1,293,100	-0-	1,293,100

Administrative – operations	733,176	-0-	733,176
Research & development	-0-	209,437	209,437
Depreciation	30,121	-0-	30,121

Income/(Loss) From
Operations	$308,548	$(209,437)	$99,111

Total Assets, March 31, 2008

Container Terminals	$1,101,407
EKO-FLOR	-0-
Inter-company receivable	(461,580)
Consolidated Total Assets	$639,827

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 7 – BUSINESS SEGMENTS – CONTINUED

Business Segments –For the Year Ended March 31, 2007

	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$1,567,187	$-0-	$1,567,187

Direct cost of Sales	893,908	-0-	893,908

Administrative – operations	598,271	-0-	597,271
Research & development	-0-	252,143	252,143
Depreciation	20,955	-0-	20,995

Income (Loss) From
Operations	$54,053	$(252,143)	$(198,090)

Total Assets, March 31, 2007

Container Terminals	$656,959
EKO-FLOR	-0-
Inter-company receivable	(252,143)
Consolidated Total Assets	$404,816

Conforce International, Inc.
Balance Sheets
December 31, 2008

	December 31,	March 31,
	2008	2008
ASSETS
Current Assets
Cash	$-	$34,801
Accounts receivable	200,996	457,012
Other receivables	32,569	37,172
Other current assets from derivative computation	67,200	-
Total Current Assets	300,765	528,985
Fixed Assets
Office equipment	23,829	23,829
Vehicles	20,345	20,345
Equipment	575,188	101,888
Leasehold improvements	25,028	25,028
	644,390	171,090
Less: Accumulated depreciation	(107,341)	(75,027)
	537,049	96,063
Other Assets
Deposits	23,829	14,779
	23,829	14,779

Total Assets	$861,643	$639,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Bank overdraft	$3,357	$-
Accounts payable	147,120	66,322
Accrued liabilities	9,792	24,949
Accrued wages	7,101	24,055
Accrued taxes	-	-
Shareholder's loans	450,114	324,850
Derivative liability from employment agreement	67,200	-
Total Current Liabilities	684,684	440,176
Minority interest in consolidated subsidiaries	312,431	280,525
Shareholders' Equity
Preferred stock	-	-
Common stock	9,157	9,157
Additional contributed capital	89,900	89,900
Retained earnings	(234,529)	(179,931)
	(135,472)	(80,874)
Total Liabilities and Shareholders' Equity	$861,643	$639,827
See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Income
For the Nine Months Ending December 31, 2008 and December 31, 2007
and for the 12 months ending March 31, 2008

	December 31,	December 31,	March 31,
	2008	2007	2008

REVENUES
Revenues	$1,575,118	$1,586,689	$2,364,945

DIRECT COST OF REVENUES
Equipment rental	81,447	82,375	69,530
Fuel	53,497	48,529	76,166
Repairs & maintenance	46,117	34,464	41,125
Transportation	519,165	602,654	847,916
Rent	175,582	160,649	228,049
Subcontractors	17,521	23,765	30,314
	893,329	952,436	1,293,100
GROSS PROFIT	681,789	634,253	1,071,845

EXPENSES
Administrative	585,536	580,608	725,891
Flooring System expenses;
Research & development	86,631	124,304	209,437
Depreciation	32,314	25,863	30,121
	704,481	730,775	965,449
OTHER INCOME AND EXPENSE
(Gain)/loss on currency conversion	-	-	7,285

INCOME FROM OPERATIONS	(22,692)	(96,522)	99,111

TAX PROVISIONS	-	-	-
NET INCOME/(LOSS) BEFORE MINORITY
INTEREST	(22,692)	(96,522)	99,111
LESS MINORITY INTEREST IN
CONSOLIDATED SUBSIDIARIES	(31,906)	(13,863)	(153,965)
NET INCOME (LOSS)	$(54,598)	$(110,385)	$(54,854)

NET LOSS PER SHARE
Average shares outstanding	120,001,000	120,001,000	120,001,000
Loss per share	$(0.00)	$(0.00)	$(0.00)

See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Cash Flows
For the Nine Months Ending December 31, 2008 and December 31, 2007

	December 31,	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(loss) for the period	$(54,598)	$(110,385)
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Minority interest in consolidated subsidiary	31,906	13,863
Depreciation	32,314	25,863
Compensation paid by stock issues	-	62,600
Changes in Current assets and liabilities:
(Increase) decrease in Accounts receivable	256,016	(93,656)
(Increase) decrease in Other receivables	4,603	(44,455)
(Decrease) increase in Bank overdrafts	3,357	157,244
(Decrease) Increase in Accounts payable	80,798	(7,916)
(Decrease) Increase in Accrued liabilities	(15,157)	7,983
(Decrease) Increase in Accrued wages	(16,954)	(8,644)
(Decrease) Increase in Accrued taxes	-	-
NET CASH (USED) BY
OPERATING ACTIVITIES	322,285	2,497
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed assets	(473,300)	(39,972)
Purchase of Deposits	(9,050)	-
NET CASH (USED) BY
INVESTING ACTIVITIES	(482,350)	(39,972)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Shareholder loans	125,264	-
Increase in Bank overdrafts	3,357	157,244
NET CASH PROVIDED BY
FINANCING ACTIVITIES	111,329	-
EFFECT OF EXCHANGE RATE ON CASH	13,935	37,475
NET INCREASE IN CASH	(34,801)	-
CASH AT BEGINNING OF PERIOD	34,801	-
CASH AT END OF PERIOD	$-	$-
See accompanying notes to financial statements.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

OPINION OF MANAGEMENT

It is the Opinion of the Company’s management that all adjustments that are necessary in order to make the financial statements not misleading have been made.

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
The Company was incorporated on May 18, 2004 in the state of Delaware as Now Marketing Corp.

On May 24, 2005, the Company acquired Conforce Container Corporation in exchange for 120,000,000 shares of the Company’s Common Stock, making Conforce Container Corporation a wholly owned subsidiary.  Immediately prior to the acquisition, the Company had 1,000 shares of common stock issued and outstanding.  The acquisition was accounted for as a recapitalization of Conforce Container Corporation, as the shareholders of Conforce Container Corporation controlled the Company after the acquisition was completed.  Conforce Container Corporation was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.  On May 20, 2005 Conforce Container Corporation was renamed from First National Preferred Card Service, Inc., which was incorporated under the laws of Ontario on February 9, 2001.  Conforce Container Corporation’s Balance Sheet on the date of acquisition was as follows;

In Canadian
Dollars
Assets	$-0-

Liabilities
Shareholder loans	$18,560
Equity	(18,560)
$-0-

The Company as renamed from Now Marketing Corp to Conforce International, Inc. at this time.

On May 24, 2005 , the Company acquired 50.1% of Conforce 1 Container Terminals, Inc., for $100.  Conforce 1 Container Terminals, Inc. was incorporated under the laws of Ontario on November 12, 2003.  The combination was accounted for as a reverse acquisition as the shareholders of Conforce 1 Container Terminals, Inc. controlled the Company after the acquisition was completed.  Conforce 1 Container Terminals, Inc. was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company’s 50.1% subsidiary, Conforce 1 Container Terminals, Inc., provides handling, storage and transport of overseas shipping containers for international steamship lines, as well as domestic retailers.  All revenues for the two fiscal years reported here were generated by the operations of Conforce 1 Container Terminals, Inc.  Conforce Container Corporation has embarked on the development of a new container flooring system, EKO-FLOR which has been designed to provide an environmentally friendly product to increase container versatility while reducing shipping costs.

Financial Statement Presentation
The accompanying statements have been prepared form the books and records of the Company and its subsidiaries.  All significant intercompany accounts have been eliminated.  The Company’s 50.1% subsidiary enjoys an October 31, yearend for tax purposes.  The books and records included herein have been adjusted for the periods ending December 31, 2008, 2007 and March 31, 2008 respectively.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.  There was no cash paid during the periods for interest or taxes.

Property and Equipment
Property and equipment are carried at cost.  Maintenance, repairs and renewals are expensed as incurred.  Depreciation of property and equipment is provided for over their estimated useful lives, which range from three and five years, using the declining balance method.  Leasehold improvements are amortized over the life of the lease.  Depreciation expense was $32,312, 25,863 and 30,121 for the period ending December 31, 2008, 2007 and March 31, 2008 respectively.

Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Revenue Recognition
The only revenue producing operations of the Company during both years is the Container Terminal operation which recognizes revenues when services are rendered.  The operation bills at the end of each month for the services rendered during the month.

NOTE 2 – INCOME TAXES

The Company accounts for income taxes under Generally Accepted Accounting Principles used in the United States of America, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of the assets and liabilities using enacted tax rates.  The Company has no significant differences between book and tax accounting.   The operating loss carry forward from the periods ending March 31, 2007 was use to reduce taxable income in the periods ending December 31, 2008, 2007 and March 31, 2008 to $0.

NOTE 3 – EQUITY

Preferred Stock

At March 31, 2008 and 2007, the Company had authorized 5,000,000 shares of Preferred Stock at a par value of $.0001 per share.  There were 0 shares outstanding.  The unissued shares of Preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.

Common Stock

At March 31, 2008 and 2007, the Company had authorized 250,000,000 shares of Common Stock at a par value of $.0001 per share.  There were 120,001,000 shares outstanding.

Stock Transactions

On October 26, 2006, the Company entered into an employment agreement with its Vice-President, Product Development.  The agreement is for a period of twelve months, fixes compensation level and calls for an issue of Common stock on the 30th of each month

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 3 – EQUITY – CONTINUED

during the life of the agreement.  In addition an additional 200,000 shares are to be issued at the end of the agreement.  Shares issues are dependent upon continued employment.  The shares were provided by the majority shareholder of the Company.  Shares issued during the year ended March 31, 2008 totaled 200,000 and were valued at $62,600 and shares issued during the year ended March 31, 2007 totaled 50,000 and were valued at $27,300.  Valuation was based on the trading value of the shares on the date the shares were provided and issued which in all cases the on the same day.

On October 31, 2007, the Company entered into a renewal of the employment agreement with it Vice-President, Product Development.  The agreement was for a period of twelve months, fixes compensation level and calls for an issue of Common stock upon completion of the agreement if certain goals are met in connection with the EKO-FLOR products.  None of the performance criteria were met as of March 31, 2008.  This agreement was verbally extended for an additional twelve months.  The goals outlined appear to be obtainable in the current year.  Accordingly the value of the issue was computed using the Black Sholes method of determining the present value of a future event.  The liability computed at December 31, 2008 was $67,200.   The asset Other Current Assets From Derivative Computation records the charge from this computation and will be expensed when the goals have been obtained.

NOTE 4 – RELATED PARTIES

At December 31, 2008 and March 31, 2008 the Company owed $450,114 and $324,850 respectively to an Officer, member of the Board of Directors and majority shareholder under an informal borrowing arrangement.  These loans, made in Canadian Dollars, are without interest or terms of repayment.  During the period ending December 31, 2008 the shareholder advanced an additional $111,329 to the Company.  There were no repayments made under this arrangement during the periods ending December 31, 2008, 2007 and March 31, 2008 respectively.

The Company also rents three pieces of equipment on a month to month basis from a related party.  Rent expense for these items was $13,625, $0 and $16,625 for the periods ending December 31, 2008, December 31, 2007 and March 31, 2008 respectively.  The rental rate paid by the Company to the related party is felt by management to be a competitive rate.

The CEO and President of the Company is the 49.9 % minority shareholder of Conforce 1 Container Terminals, Inc.

The Company had no sales or purchases to or from TRC during the periods ending December 31, 2008, 2007 and March 31, 2008.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 4 – RELATED PARTIES - CONTINUED

During 2008 the majority shareholder of the Company contributed 200,000 shares, of Common stock, respectively to satisfy the stock issue requirements of an employment agreement.

NOTE 5 – COMMITMENTS

The Company leases office space under a five year lease which runs through April 2012.  Monthly lease payments are $2,883.

The Company leases container terminal site space under a lease which originally ran from April 2004 to March 2007. The lease was renewed in April 2007 for an additional five year term to March 2012 with monthly lease payments increasing by $3,514 to $14,641 per month.   In December 2008, the Company entered into a three year lease for its production and development centre site space. The monthly payments are $9,350 and will commence in January 2009 and run until December 2011.

Future lease commitments are as follows: Fiscal 2009 represents the Company’s fourth quarter ending March 31, 2009.

Future commitments;
Fiscal 2009	$80,622
Fiscal 2010	322,488
Fiscal 2011	322,488
Fiscal 2012	294,438
Fiscal 2013	-0-
Thereafter	-0-

NOTE 6 – MINORITY INTEREST

Minority interest on the consolidated balance sheets represents the portion of the shareholders’ equity at the respective year ends not owned by the shareholders of the Company.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 7 – BUSINESS SEGMENTS

The Company operated in three reportable business segments; Container Terminal, EKO-FLOR and Administrative.  The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc. is a 50.1% owned subsidiary of the Company.  The subsidiary is responsible for all container terminal operations.  EKO-FLOR is organized as Conforce Container Corporation a 100% owned subsidiary of the Company.  This subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR product.  Operations to date have been research and development.  The Administrative operations are the operations of the parent company Conforce International, Inc.  The operations to date have been minimal since formation.

Business Segments –For the Period Ended December 31, 2008

	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$1,575,188	$-0-	$1,575,188

Direct cost of Sales	893,329	-0-	893,329

Administrative – operations	585,536	-0-	585,536
Research & development	-0-	86,631	86,631
Depreciation	32,314	-0-	32,314

Income/(Loss) From
Operations	$63,939	$(86,631)	$(22,692)

Total Assets, December 31, 2008

Container Terminals	$1,409,854
EKO-FLOR	-0-
Inter-company receivable	(548,211)
Consolidated Total Assets	$861,643

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 7 – BUSINESS SEGMENTS – CONTINUED

Business Segments –For the Period Ended December 31, 2007
	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$1,586,689	$-0-	$1,586,689

Direct cost of Sales	952,436	-0-	952,436

Administrative – operations	580,608	-0-	580,608
Research & development	-0-	124,304	124,304
Depreciation	25,863	-0-	25,863

Income (Loss) From
Operations	$27,782	$(124,304)	$(96,522)

Total Assets,  December 31, 2007

Container Terminals	$764,131
EKO-FLOR	-0-
Inter-company receivable	(124,304)
Consolidated Total Assets	$639,827

Business Segments –For the Year Ended March 31, 2008
	Container Terminals
		EKO-FLOR	Consolidated

Revenues	$2,364,945	$-0-	$2,364,945

Direct cost of Sales	1,293,100	-0-	1,293,100

Administrative – operations	725,891	-0-	725,891
Research & development	-0-	146,837	146,837
Depreciation	30,121	-0-	30,121

Income/(Loss) From
Operations	$308,014	$(146,837)	$161,177

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2008, 2007 and March 31, 2008

NOTE 7 – BUSINESS SEGMENTS – CONTINUED

Total Assets, March 31, 2008

Container Terminals	$1,101,407
EKO-FLOR	-0-
Inter-company receivable	(461,580)
Consolidated Total Assets	$639,827

Exhibit
No.	Description
2.0	Acquisition Agreement and Plan of Merger dated May 24, 2005 *
3.1	Certificate of Incorporation for Conforce International, Inc. *
3.1.1	Certificate of Incorporation for Conforce Container Corporation *
3.1.2	Certificate of Incorporation for Conforce 1 Container Terminals, Inc. *
3.2	Bylaws *
10.1	Canada Small Business Financial Loan dated November 26, 2008
10.2	Sea Box, Inc. Purchase Order dated November 25, 2009**

    * Denotes previously filed exhibits: filed on February 9, 2009 with Conforce International, Inc.’s Form 10-12G.
    ** We are concurrently filing an application with the Office of Secretary seeking confidential treatment for portions of this document.

SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Conforce International, Inc.

May 28, 2009	By:	/s/ Marino Kulas
Marino Kulas
President & CEO